Exhibit 5.10

WALTER G. MEYER DENNIS L. FLUEGGE ROBERT C. TENNEY MARK D. WATSON	THE LAW OFFICES OF MEYER, FLUEGGE & TENNEY, P.S. 230 South Second Street P.O. Box 22680 Yakima, Washington 98907-2680	JEROME R. AIKEN JOHN A. MAXWELL, JR. ALFRED G. SCHWEPPE PETER M. RITCHIE ERIN E. MOORE

August 10, 2012

Health Management Associates, Inc.

5811 Pelican Bay Blvd, Suite 500

Naples, Florida 34108

Re:	Washington Guarantor, Yakima HMA, LLC—7.375% Senior Notes due 2020 issued by Health Management Associates, Inc.—Form S-4 Opinion

Ladies and Gentlemen:

We have acted as special counsel in the State of Washington for Yakima HMA, LLC, a limited liability company organized under the laws of the State of Washington (the “Washington Guarantor”) in connection with the public offering of up to $875,000,000 of 7.375% Senior Notes Due 2020 (the “Exchange Securities”) of Health Management Associates, Inc., a Delaware corporation (the “Company”), issued under an Indenture, which are to be guaranteed on an unsecured senior basis (the “Guarantees”) by certain of the Company’s wholly-owned subsidiaries (referred to collectively as the “Note Guarantors”), including the Washington Guarantor. The Exchange Securities are to be issued pursuant to an exchange offer (“the Exchange Offer”) in exchange for a like principal amount and denomination of the Company’s issued and outstanding 7.375% Senior Notes Due 2020 (the “Old Notes”), as contemplated by the Registration Rights Agreement dated November 18, 2011 by and among the Company, the Note Guarantors, and the Initial Purchasers. The Exchange Securities are to be issued by the Company, and the Guarantees are to be made by the Note Guarantors, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about August 10, 2012. The Old Notes were issued, and the Exchange Securities will be issued, under an Indenture, dated as of November 18, 2011, between the Company, the Note Guarantors and U.S. Bank, National Association, as Trustee (the “Indenture”). The Washington Guarantor became a party to the Indenture upon execution of that certain Third Supplemental Indenture, dated July 31, 2012, between the Washington Guarantor and U.S. Bank, National Association, as Trustee (the “Supplemental Indenture”).

Telephone 509-575-8500 — Fax 509-575-4676 — www.mftlaw.com

Health Management Associates, Inc.

August 10, 2012

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have reviewed forms of the following documents (collectively the “Documents”):

(i)	Certificate of Formation of Yakima HMA, LLC filed with the Washington Secretary of State;

(ii)	Articles of Merger of Yakima HMA, LLC filed with the Washington Secretary of State;

(iii)	Plan of Merger for Yakima HMA, LLC;

(iv)	Second Amended and Restated Limited Liability Company Agreement of Yakima HMA, LLC;

(v)	Written Consent of the Sole Member and Manager of Yakima HMA, LLC;

(vi)	Form S-4 Exchange Offer Registration Statement (to be filed August 2012);

(vii)	Registration Rights Agreement dated as of November 18, 2011;

(viii)	Indenture dated as of November 18, 2011;

(ix)	Third Supplemental Indenture dated as of July 31, 2012 and

(x)	Unanimous Written Consent of the Directors, Managers and General Partners of the Subsidiary Guarantors of Health Management Associates, Inc.’s 7.375% Senior Notes due 2020.

We have reviewed the Documents to enable us to render the opinion hereinafter set forth. We have reviewed no other documents in connection with the preparation or issuance of this opinion letter.

In rendering the opinion hereinafter set forth, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, or photostatic documents and the authenticity of the originals of such latter documents.

Health Management Associates, Inc.

August 10, 2012

As to any facts material to the opinion hereinafter set forth which have not been independently established or verified, we have relied upon the oral or written statements and/or representations of officers and other representatives of the Company, the Washington Guarantor, and others.

Members of this firm are admitted to the Bar in the State of Washington, and we do not express any opinion as to the law of any other jurisdiction, including federal law.

Subject to the foregoing assumptions and qualifications, we are of the opinion that:

1.	Based solely upon the documents described above, the Washington Guarantor is validly existing under the laws of the State of Washington.

2.	The Washington Guarantor has the requisite corporate power and authority to execute and deliver and perform its obligations under the Indenture.

3.	The Washington Guarantor has taken all necessary corporate action to duly authorize the execution, delivery, and performance of the Indenture.

We express no opinion as to the enforceability of the Indenture in accordance with its terms except to opine as to the authority of the Washington Guarantor to enter into such document, as specifically provided herein. We express no opinion as to the application of federal or state securities law to the transactions contemplated in the Indenture. We express no opinion regarding the effect of fraudulent conveyance, transfer, or other similar laws regarding the rights of creditors.

This opinion is given as of the date hereof and is intended to apply only to those facts and circumstances that exist as of the date hereof. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof. This opinion is limited to the matters set forth herein and no opinion may be inferred or implied beyond the matters expressly contained herein.

We hereby consent to the filing of this opinion as en exhibit to the Registration Statement on or about the date thereof, to the incorporation by reference of this opinion of counsel into the Registration Statement, and to reference to this firm in the prospectus contained in the Registration Statement.

Health Management Associates, Inc.

August 10, 2012

In giving this consent, we do not admit we are within the category of persons whose consent is required under Section 7 of the Securities Act. Harter Secrest & Emery LLP may rely on this opinion with respect to matters set forth herein that are governed by Washington law for purposes of its opinion being delivered and filed to the Registration Statement.

Very truly yours,

MEYER, FLUEGGE & TENNEY, P.S.

/s/ Peter M. Ritchie

Peter M. Ritchie

PMR/saj